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                                                                   Exhibit 10.14

                         AMENDED EMPLOYMENT AGREEMENT
                         ----------------------------


     This Amended Employment Agreement (this "Agreement"), dated as of June 30, 2000, to be effective as of January 1, 2000, is entered into by and between CABLETEL MANAGEMENT, INC., a Colorado corporation with principal offices located at 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111 (the "Company"), and JAMES E. DOVEY, a resident of the State of Colorado ("Employee").

     A. The Company is a wholly owned subsidiary of CompleTel LLC ("LLC"), for which the Company provides management and consulting personnel. LLC and its subsidiaries and affiliates, collectively, are referred to herein as "CompleTel."

     B. The Company wishes to continue to employ Employee and Employee wishes to continue to be employed by the Company in key management positions of the Company and CompleTel.

     C. The Company and Employee, respectively, desire to modify the terms of Employee's Employment Agreement dated May 18, 1998 (the "Original Agreement") and to enter into this Amended Employment Agreement under the terms and conditions contained herein.

                                   AGREEMENT
                                   ---------

     In consideration of the rights and obligations created hereunder, the parties agree as follows:

     1.   Employment.  This Agreement is made between the Company, as employer,
          ----------
and the Employee and replaces and voids any and all prior employment agreements made between the Company and Employee. Employee's employment commenced January 1, 1998 pursuant to the Original Agreement and will continue for an indefinite period subject to termination as specified in Section 5.

     2.   Title and Duties.  Employee shall be employed by the Company and shall
          ----------------
serve as Chairman of the Board and Secretary of the Company and of LLC.
Employee also shall serve in such capacities for LLC's European subsidiaries as LLC's boards and the managers of its European subsidiaries shall designate from time to time. Employee shall perform, on a fulltime basis, such duties and bear such responsibilities, as may be determined from time to time by the Board of Managers of LLC (the "Board"), commensurate with his position and shall serve the Company and LLC faithfully and to the best of his ability under the direction of the Board; provided, that Employee shall be entitled to continue his involvement in personal business and in the business and operations of NewTel Holdings, Ltd., Jersey Cable, Ltd. and NewTel, Ltd., each a Channel Islands company (collectively, the "NewTel Business"), it being understood such involvement may from time to time require services on his part, but will not in any event materially interfere with the performance of Employee's duties hereunder.

     3.   Compensation.
          ------------

          (a) Salary.  For all services rendered by Employee hereunder, Employee
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shall receive a base salary, payable semimonthly in arrears, at the annual rate for the 1998 calendar year of $175,000. The Board shall review Employee's salary annually at the end of each calendar year and shall provide for such increases to Employee's base salary as the Board may determine to be appropriate taking into account both CableTel's and Employee's performance.


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          (b)  Benefits.  In addition to salary payments as provided in Section
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3(a), the Company shall provide Employee with the benefits of such insurance plans, hospitalization plans, 401(k) and supplemental retirement plans and other employee fringe benefit plans as are approved by the Board, it being understood that such benefits shall be comparable to those customarily provided to executive management personnel of companies in the telecommunications industry of comparable size and value as CableTel. In addition, Employee shall be reimbursed for the reasonable costs of his advisors with respect to the negotiation of this Agreement. Employee shall be entitled to sick leave and vacation in accordance with the Company's established policies applicable to its employees generally, provided that Employee shall be entitled to a minimum of four weeks vacation each year. Benefits to be provided by the Company under Sections 5(d), (e) and (f) after termination of this Agreement for the periods specified therein shall include health insurance and long term disability insurance providing substantially the same health insurance and long term disability insurance as was provided to Employee at the time of the termination of this Agreement.

          (c)  Bonuses. At the end of each calendar year, Employee shall be
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eligible to receive an incentive bonus as authorized by the Board pursuant to objectives set by the Board, in an amount up to 55% of Employee's base salary for such year, subject to Employee's having met the performance targets established by the Board.

     4.   Office Space and Expenses; Personal Residence.  The Company shall
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provide Employee with appropriate office facilities in the greater Denver,
Colorado metropolitan area, executive secretarial support and other staff personnel as may reasonably be required, in the reasonable discretion of Employee, to accomplish the Company's business plan. The Company agrees that Employee may continue to maintain his principal residence in the greater Denver, Colorado metropolitan area. If Employee and the Board determine it to be necessary in order to properly fulfill his responsibilities under this Agreement to maintain another office in any location in which the Company is then doing business ("Location"), the Company shall provide adequate housing for Employee in the form of an apartment or other rental unit in the Location. The Company shall reimburse Employee for the reasonable amount of hotel, travel, entertainment and other expenses reasonably incurred by Employee in the discharge of his duties hereunder, including but not limited to costs incurred by Employee for living expenses while in, and travel to and from, any Location on Company business; it being agreed that all international travel shall and all hotel accommodations and other expenses shall be at levels customary for a chairman of the board of a company in the telecommunications industry of comparable size and value as CableTel.

     5.   Termination.  Employee's employment hereunder shall terminate on the
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following terms and conditions:

          (a)  Death.  If Employee dies during the term of this Agreement, this
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Agreement shall terminate as of the date of Employee's death.  The Company shall, within 180 days after the date of Employee's death, make a cash lump sum payment (less applicable withholding taxes) to his estate in an amount equal to the salary (at the level payable in the year of Employee's death) that would have been payable either for the period of time extending from the date of death to the date 18 months after May 18, 1998, or for the six months next following the date of death, whichever period of time is longer.

          (b)  Disability. If during the term of this Agreement Employee becomes
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disabled, the Company may terminate this agreement 30 days after receipt by
Employee or his duly appointed legal representative of Notice of Termination (as defined below). For purposes of this Section 5(b), Employee shall be "disabled" if he is unable effectively to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If this Agreement is terminated under this
Section 5(b), Employee shall continue to receive his base salary (at the level


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payable in the year of termination) either for the period of time extending from the date of termination of employment to the date 18 months after May 18, 1998, or for the six months next following the date of termination, whichever period of time is longer.

     For purposes of this Agreement, a "Notice of Termination" means a written notice from the Company which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (c) to the extent applicable, sets forth the date of termination.

          (c)  Cause.  The Company may terminate this Agreement for "cause" upon
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receipt by Employee, or on such later date as shall be specified, of Notice of
Termination stating that termination is pursuant to this Section 5(c). For purposes of this agreement, "cause" shall be defined as any of the following:
(i) any act by Employee, where in respect of such act Employee is ultimately convicted or enters a plea of guilty or nolo contendere to a felony; (ii) Employee's willful misconduct, gross negligence, perpetration of or participation in a fraud, in each case where such acts are materially injurious to the Company or any of its subsidiaries or any affiliate thereof, or (iii) Employee's material breach of Sections 5 (Confidentiality) or Section 6 (Noncompetition and Nonsolicitation) of the Executive Securities Agreement dated as of May 18, 1998 by and between LLC and Employee, in each case where Employee's acts are materially and demonstrably injurious to the Company or an Affiliate (as defined below). If this Agreement is terminated for cause, Employee's rights hereunder shall cease immediately on the date of such termination.

               For purposes of this Agreement, the term "Affiliate" means a person, firm or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

          (d)  Nonperformance.  The Company may terminate Employee's employment
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in the event of Nonperformance. The term "Nonperformance" shall mean the
                                          --------------
occurrence of any of the following:

               (i) the repeated failure or refusal in any material respect of Employee to perform his duties hereunder or to follow, in a manner reasonably acceptable to the Board, policies or directives established by the Board;

               (ii) the failure of the Company and its subsidiaries to achieve financial, operating or other performance objectives formally established by the Board in an approved business plan or operating budget (which may be embodied in any board resolution or in any document approved by the Board such as a business plan or budget) together with a determination by the Board that Employee's performance or failure to perform has been a material factor in the failure of the Company and its subsidiaries to achieve such performance objectives; or

               (iii) the failure of Employee to achieve specific, formally adopted performance objectives established by the Board after consultation with employee and good faith consideration by the Board of Employee's expressed view of the objectives.

          Prior to any termination of Employee's employment for Nonperformance, the Board shall meet in formal session (but without the attendance of Employee) upon proper notice to consider the matter of Employee's performance after which the Board may deliver to Employee written notice (a "Nonperformance Notice")
                                                     ---------------------
stating that the Board believes Nonperformance has occurred. Employee shall have at least 15 calendar days to prepare for a meeting with the Board, at which time Employee may


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present any information on market and competitive conditions and any other factors bearing upon his performance. In assessing Employee's performance, the Board shall give due consideration to such conditions and such other factors and shall work with Employee in good faith to establish criteria which, if satisfied by Employee within 35 days or such longer time as may reasonably be necessary in view of the criteria (the "Cure Period") after such meeting, will prevent the
                           -----------
Company from terminating Employee for Nonperformance (until such time as another Nonperformance Notice shall be given and the procedures set forth in this
Section 6(d) shall be followed). It is understood, however, that if Employee and the Board fail to agree on such criteria, such criteria, and the length of the Cure Period if longer than 35 days, shall be those established in good faith by the Board.

         If Employee has failed to resolve the Nonperformance to the satisfaction of the Board by the end of the Cure Period, Employee's employment will be subject to termination at anytime thereafter immediately upon adoption of a resolution to that effect by a majority of the entire Board and upon delivery by the Company or the Board to Employee of written Notice of Termination stating that termination is pursuant to this Section 5(d), which notice shall set forth the date of termination and specifically identify the basis for the Board's belief that Nonperformance has occurred and not been cured.

         If Employee is discharged pursuant to this Section 5(d), this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump sum severance payment equal to the amount of his base salary (at the level payable in the year of termination) that would have been payable either for the period of time extending from the date of termination of employment to the date 18 months after May 18, 1998, or for the six months next following the date of termination of employment, whichever period of time is longer, and (ii) a continuation of his benefits as specified in Section 3(b) for such period.

         (e)  Without Cause.  The Company may terminate Employee's employment
              -------------
without cause by delivering to Employee a Notice of Termination stating that termination is pursuant to this Section 5(e). If Employee is discharged without cause, this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to received (i) within thirty days after the date of termination, a cash lump sum severance payment equal to the amount of his base salary and bonus (at the level payable in the year of termination) that would have been payable for the 24 months next following the date of termination of employment and (ii) a continuation of his benefits as specified in Section 3(b) for such period.

         (f)  Change of Control.  If Employee's employment is terminated by the
              -----------------
Company or if Employee resigns after his salary, benefits or any other required payments (including without limitation any payments pursuant to this Section 5) are reduced below the minimum levels required by this Agreement or after being assigned to a position of lesser title, authority or responsibility, or if Employee is required to move his principal residence from the greater Denver, Colorado metropolitan area, in any such case within a six-month period after the occurrence of a Change of Control, this Agreement shall immediately terminate as of the later of (i) the date next following the date the Change of Control was effective or (ii) the date Employee resigned or his employment is terminated. Any such termination shall be treated in the same manner as a termination without cause pursuant to Section 5(e). Employee agrees that payment of the amounts due in that event shall constitute liquidated damages or severance pay or both.

              A "Change in Control" will be deemed to have occurred if a person (as defined in Section 18-101(12) of the Delaware Limited Liability Company
Act), who does not beneficially own (as defined below) any equity interest in LLC entitled to vote in the election of Representatives to LLC's Board of Managers ("Membership Interest") as of May 18, 1998, becomes the beneficial owner of a


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Membership Interest with 51% of the voting power of all Membership Interests. A
"beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares
(i) the power to vote or direct the voting of such equity interest or (ii) the power to dispose, or direct the disposition of, such equity interest.

          (g)  By Employee.  Employee may resign from his employment with the
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Company at any time.  In such event, this Agreement shall terminate immediately.
Such resignation shall have the same effect under this agreement as a termination of this Agreement by the Company for cause, i.e., Employee's rights
                                                        ----
hereunder shall cease immediately upon such termination.

     6.   Full Settlement.   In no event shall the Employee be obligated to seek
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other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, but such amounts shall be reduced by the amount Employee obtains from other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest by the Company or Employee of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Employee about the amount of any payment pursuant to this Agreement), but only if Employee is successful on the merits of any such contest plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     7.   Limitation on Payments.  Notwithstanding anything in this Agreement to
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the contrary, if the total payments or distributions by the Company to or for the benefit of Employee would be subject to the excise tax ("Excise Tax") imposed by Section 4999 of the Code, then the cash amounts payable to Employee hereunder shall be reduced, in the manner agreed by the Company and the Executive, to the extent necessary so that the total of all such payments shall be $1.00 less than the amount that would trigger the imposition of the Excise Tax.

     8.   Waiver of Breach.  A waiver by either party of a breach of any
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provision of this Agreement by the other party shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

     9.   Severability.  The invalidity or unenforceability in any application
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of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

     10.  Notices.  All communications, requests, consents and other notices
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provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

          (a)       If to the Company:

                    CableTel Management, Inc.
                    6300 S. Syracuse Way, Suite 355
                    Englewood, CO 80111
                    Facsimile No.: 303-741-4823
                    Att.:  Chief Executive Officer


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                    with a copy to:

                    Madison Dearborn Partners
                    Three First National Plaza
                    Chicago, IL 60602
                    Facsimile No.: (312) 895-1206
                    Attn:  Paul Finnegan

                    and to:

                    Lawrence F. DeGeorge
                    LPL Investment Group
                    140 Intracoastal Pointe Drive, Suite 410
                    Jupiter, FL 33477
                    Facsimile No.: 561-745-2299

          (b)  If to Employee:

                    Mr. James E. Dovey
                    6300 S. Syracuse Way, Suite 355
                    Englewood, CO 80111
                    Facsimile No.:  303-741-4823

or to such other address or telecopy number as either party may designate by notice pursuant to this Section 10.

     11.  Jurisdiction; Venue; Limitation.  The District Court of the County of
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Arapahoe Colorado, United States of America, shall have exclusive jurisdiction, including personal jurisdiction, and shall be the exclusive venue for any controversies or claims arising out of Employee's employment by the Company or out of this Agreement, except as otherwise agreed by the parties. Any action or proceeding to enforce the provisions of this Agreement, or to recover damages from the alleged breach of any provisions of this Agreement shall be commenced within six months of a party's first notice of a breach by the other party.

     12.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws.

     13.  Assignment.  The Company may, with the written consent of Employee,
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assign its rights and delegate its obligations under this Agreement to any
Affiliate or, with the express waiver by Employee of the provisions of Section 6(e) to any acquire of substantially all of the business of the Company whether through merger, purchase of assets or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

     14.  Entire Agreement.  This Agreement sets forth the entire agreement and
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understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.


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     15.  Amendments.  No provision of this Agreement may be amended or waived
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except by an instrument in writing signed by the Employee and the Company (after obtaining Board approval).

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, to be effective as of January 1, 2000.


                                   COMPANY:

                                   CABLETEL MANAGEMENT, INC.,
                                   a Colorado corporation


                                   By:     /s/ William H. Pearson
                                      ------------------------------------------
                                          William H. Pearson
                                          President & Chief Executive Officer



                                   EMPLOYEE:



                                          /s/ James E. Dovey
                                   ---------------------------------------------
                                   James E. Dovey


                                              DOVEY AMENDED EMPLOYMENT AGREEMENT